Exhibit 2.3
PUT OPTION

VISTAPRINT ITALY SRL as Obligor and MARISE DEMATTé as Beneficiary
[Date]
LATHAM & WATKINS

TABLE OF CONTENTS
CLAUSE			PAGE
1	Definitions		2

2	Put Option		4

3	Number of Put Securities		4

4	Price		5
	4.1	Price Calculation	5
	4.2	Reference Year Revenues Determination	5

5	Duration and Put Option Exercise Period		6

6	Completion		7

7	Representations and Warranties		7

8	Enforceability and Specific Performance		8

9	Substitution Put Option		8

10	Confidentiality		8

11	Costs		9

12	Notices		9

13	Miscellaneous		10
	13.1	Cooperation	10
	13.2	Interpretation	10
	13.3	Amendment - Waiver	11
	13.4	Invalidity - Agreement to Prevail	11

14	Governing Law - Disputes		11

PUT OPTION dated [•]
BETWEEN

(1)
VISTAPRINT ITALY SRL, a limited liability company organized under the laws of Italy with a share capital of €10,000 (ten thousand euros), whose registered office is at Quarto d’Altino, Venezia, via I Maggio 8, 30020 Italy, registered with the Chamber of Commerce of Venice under number 2032247, represented by [ ˜ ], duly authorized;

(the "Obligor")

(2)	Mrs. Marise Dematté, a French citizen, born on 20/07/1968 at Rueil Malmaison (92), and residing at 174, chemin de la Rocheuse, 34170 Castelnau Le Lez;
(the "Beneficiary")
The Obligor and the Beneficiary are hereinafter referred to individually as a "Party" and collectively as the "Parties".
IN THE PRESENCE OF

(3)
Exagroup, a simplified joint stock company (société par actions simplifiée) organized under the laws of France with a share capital of €2,000,000, whose registered office is at 451, rue de la Mourre ZAC Fréjorgues Est - 34130 Mauguio, registered with the Trade and Companies Registry under number 380 353 235 RCS Montpellier and represented by Mr. Nicolas Dematté duly authorized, executing this Put Option not as a Party but to be informed of its provisions and in particular of those of Clause 6 (Completion);

(the "Company").
PREAMBLE

(a)
On [ •], the Obligor, Bruno Dematté, ND, MD and CM-CIC Investissement (inter alia) have entered into a share purchase agreement (the "Share Purchase Agreement") pursuant to which, on the date hereof, the Majority Shareholder consummated the Initial Acquisition.

(b)
On the date hereof, the Obligor, ND and MD have entered into a shareholders’ agreement (the "Shareholders’ Agreement") in order to set forth certain rights and obligations, set forth procedures for the conduct of the affairs and the management of the Group and organize the conditions under which transfers of the Securities may take place from the Initial Closing Date until the Subsequent Acquisition.

(c)	As of the date hereof, the Beneficiary is the owner of 300,000 shares of the Company of a par value of €1.00 each, over the 2,000,000 shares composing the share capital of the Company.

(d)	The Parties have agreed to set forth in this Put Option the conditions under which the Obligor grants the Beneficiary an irrevocable put option over the Put Securities.

THE PARTIES AGREE AS FOLLOWS

1.	DEFINITIONS
For the purpose of the Put Option, the following capitalized terms shall have the following meanings which shall be equally applicable to the singular or plural forms of such terms and be interpreted, as appropriate, to include the masculine and feminine genders, it being provided that any capitalized term which is not specifically defined herein shall have the meaning ascribed to it in the Shareholders' Agreement (as hereafter defined) or in the Share Purchase Agreement, as the case may be.
"2017 Consolidated Accounts" means the audited balance sheet and profit and loss accounts (together with the notes attached hereto) of the Company on a consolidated basis (including each Group Company) as of, and for the twelve-month period ended, December 31, 2017.
"Bad Leaver Termination" means any Termination of Duties that is not a Good Leaver Termination including any Termination of Duties which occurs further to a Resignation or a Dismissal which is not a Dismissal without Cause. Any Breach of the Shareholders' Agreement shall be regarded as a Bad Leaver Termination.
"Breach of the Shareholders' Agreement" means any violation by the Beneficiary of any of her obligations under the Shareholders' Agreement that is not remedied as provided in the definition of “Date of Breach”.
"Company" has the meaning given to such term in the Preamble hereof or, in case of a merger between the Company and Exaprint (as contemplated in Clause 9.1 of the Share Purchase Agreement) or any other entity, the surviving entity following the completion of such merger.
"Completion Date" has the meaning given to such term in Clause 6 (Completion).
"Date of Breach" means, in the event of a Breach of the Shareholders' Agreement, thirty (30) days following the date of Notice of such Breach by the Agreement Manager (as defined in the Shareholders' Agreement) to the Beneficiary, unless such Breach, if capable of remedy, is remedied to the Obligor’s reasonable satisfaction by the Beneficiary within such thirty (30) day period by written notice thereof from the Obligor.
"Date of Exercise Notice" means the date on which the Exercise Notice is deemed to be given pursuant to Clause 12 (Notices).
"Date of Termination of Duties" means:

(a)	in the event of death, the date of declaration of the death;

(b)	in the event of Invalidity, the date on which the decision of classification under the relevant category of Invalidity becomes effective;

(c)	in the event of Resignation, the date of Notice by the Beneficiary to the Company of her Resignation;

(d)	in the event of Dismissal, the date of Notice of such Dismissal to the Beneficiary.
"Dismissal" means the Termination of Duties resulting from a dismissal of the Beneficiary of her Duties, by the Company’s ordinary general shareholders’ meeting, for any reason whatsoever.

"Dismissal without Cause" means any Dismissal that is not justified by any cause or legal ground (révocation sans juste motif).
"Disputed Items" has the meaning given to such term in Schedule 1 (Procedure for the Settlement of Disputes).
"Draft Statement" has the meaning given to such term in Clause 4.2 (Reference Year Revenues Determination).
"Duties" means the duties of the Beneficiary as an officer of the Company.
"Exercise Notice" means the notice sent by the Beneficiary to the Obligor in accordance with Clause 5(b) (Duration and Put Option Exercise Period) pursuant to which the Put Option is exercised and in which the number of Put Securities and the Price are both indicated.
"Exercise Period" has the meaning given to such term in Clause 5(d) (Duration and Put Option Exercise Period).
"Expert" has the meaning given to such term in Schedule 1 (Procedure for the Settlement of Disputes).
"Final Statement" means the Draft Statement as agreed among the Beneficiary and the Obligor pursuant to Clause 4.2 (Reference Year Revenues Determination) or as determined by the Expert pursuant to Schedule 1 (Procedure for the Settlement of Disputes).
"Good Leaver Termination" means any Termination of Duties which occurs further to the death, Invalidity, Dismissal without Cause of the Beneficiary at any time, or Resignation of the Beneficiary after December 31, 2017 resulting from a significant and good faith disagreement with Obligor’s management of the Company’s business.
"Invalidity" means the invalidity (invalidité) of the Beneficiary under the second or third category as defined in Article L.341-4 of the French Social Security Code.
"MD Participation" means the ratio equal to MD Securities divided by Minority Shareholders Securities.
"Minority Shareholders Securities" means the sum of ND Securities and MD Securities on the Date of Exercise Notice.
"ND Securities" means any and all of the Securities held by Nicolas Dematté on the Date of Exercise Notice.
"Notice" has the meaning given to such term in Clause 12 (Notices).
"Notice of Non-Acceptance" has the meaning given to such term in Clause 4.2 (Reference Year Revenues Determination).
"Price" means the total price to be paid for the acquisition of all the Put Securities determined pursuant to Clause 4 (Price).
"Put Option" means this Put option agreement.
"Put Securities" or "MD Securities" means any and all of the Securities held by the Beneficiary on the Date of Exercise Notice.
"Reference Year Revenues" has the meaning given to it in the Share Purchase Agreement.

"Resignation" means any Termination of Duties resulting from a resignation of the Beneficiary of her Duties before the Completion Date.
"Securities" has the meaning given to such term in the Shareholders' Agreement.
"Shareholders' Agreement" has the meaning given to such term in the Preamble hereof.
"Share Purchase Agreement" has the meaning given to such term in the Preamble hereof.
"Termination of Duties" means the termination for any reason whatsoever of the Duties.

2.	PUT OPTION

(a)
Subject to the terms and conditions of this Put Option, the Obligor hereby irrevocably undertakes to purchase the Put Securities from the Beneficiary in the event that this Put Option is exercised in according with the terms hereof.

(b)
The Beneficiary accepts this Put Option as a unilateral put option agreement, which she has the right, but by no means the obligation, to exercise freely, in accordance with the following terms and conditions.

(c)
The Parties expressly agree that the promised acquisition of the Put Securities will only be subject to the consent of the Beneficiary and the Obligor acknowledges and agrees that no withdrawal of its consent, whether expressed before or after the sending of the Exercise Notice, shall have any effect on the conclusion of the acquisition of the Put Securities. Consequently, the acquisition of the Put Securities shall be deemed agreed among the Parties upon sending of the Exercise Notice by the Beneficiary, notwithstanding the behavior of the Obligor and may be enforced in accordance with Clause 8 (Enforceability and specific performance), should the Obligor fail to take any steps required to complete such acquisition as provided in Clause 6 (Completion).

3.	NUMBER OF PUT SECURITIES

(a)	The Beneficiary may only exercise the Put Option for all (but not less than all) the Put Securities.

(b)
If the share capital of the Company is reduced for reasons unrelated to losses, or if the Securities are amortized or otherwise partially repaid, the Price shall be reduced by the amounts received by the Beneficiary as a result of such reduction, amortization or repayment.

For the avoidance of doubt:

•
in the event of a capital reduction (whether or not due to losses) resulting in the cancellation of Securities, this Put Option would be reduced to the number of Securities which the Beneficiary owns after the capital reduction, it being specified however that the Obligor agrees that the Beneficiary shall always retain ownership of at least one (1) Put Security. The Obligor expressly undertakes not to take any decision or vote in favor of a modification of the by-laws of the Company, if such modification affects adversely the right of the Beneficiary to retain ownership of at least one (1) Put Security or, more generally, the rights of the Beneficiary under this Put Option;

•	in the event of a capital reduction due to losses, the Price for the Put Securities as defined in Clause 4 below shall not be reduced or affected whatsoever.

(c)
In the event of an issuance of Securities giving preferential subscription or acquisition rights to the Beneficiary and if the Beneficiary wishes to waive any such rights, the Obligor irrevocably agrees to purchase such rights from the Beneficiary for a price of one (1) euro. The fact that as a result of the issuance the Beneficiary will be diluted shall not affect the amount of the Price to be paid under Clause 4.

(d)
In case of merger of the Company with another company, as in case of division or any other change in the capital structure during the period of validity of this Put Option, the obligation of the Obligor shall apply to the shares or other securities of the new company(ies) issued to the Beneficiary in exchange for the Put Securities. The same shall apply in case of conversion of the Company into any other form of entity.

4.	Price
4.1    PRICE CALCULATION

(a)	The Price will be calculated as follows:

(i)	in the event that a Bad Leaver Termination occurred during the period beginning on the Initial Closing Date and ending on the Date of Exercise Notice, the Price shall be equal to:
€39,000,000 (thirty-nine million euros) multiplied by the MD Participation.

(ii)
in the event that (x) a Good Leaver Termination occurred during the period beginning on the Initial Closing Date and ending on the Date of Exercise Notice or (y) no Bad Leaver Termination and no Good Leaver Termination occurred during the period beginning on the Initial Closing Date and ending on the Date of Exercise Notice, the Price shall be equal to:

(A)	€39,000,000 (thirty-nine million euros) if the Reference Year Revenues are lower than or equal to €90,000,000 (ninety million euros), or

(B)
€39,000,000 (thirty-nine million euros) plus €1.333 euros for each euro of the Reference Year Revenues above €90,000,000 (ninety million euros) if the Reference Year Revenues are greater than €90,000,000 (ninety million euros) and lower than €96,000,000 (ninety-six million euros), or

(C)	€47,000,000 (forty seven million euros) if the Reference Year Revenues are equal to or greater than €96,000,000 (ninety-six million euros), in each case, multiplied by the MD Participation.

(b)	The Price must be stated by the Beneficiary in the Exercise Notice.

(c)
The payment of the Price may be reduced by offset or retained, as the case may be, against any amount owed by the Beneficiary to the Obligor or any Affiliate of the Obligor under the Share Purchase Agreement, pursuant to Clause 12.6 of the Share Purchase Agreement. The Price may be further reduced pursuant to Clause 4(b) of the Share Purchase Agreement.

(d)
Subject to Clause 11(b), all the costs incurred in connection with the payment of the Price by the Obligor to the Beneficiary, as well as any Tax, cost, liability or expense incurred by either Party or the Company resulting from such payment, shall be borne by the Beneficiary and shall be paid by the Beneficiary at such time or times as the Obligor so requests.

4.2    REFERENCE YEAR REVENUES DETERMINATION
The Reference Year Revenues shall be determined in accordance with the provisions below.

(a)
Within twenty (20) Business Days after the finalization by the Company’s auditor of the 2017 Consolidated Accounts, the Obligor shall draw up a written statement (the "Draft Statement") setting out the proposed amount of the Reference Year Revenues.

(b)
The Beneficiary shall notify the Obligor within forty five (45) Business Days of receipt of the Draft Statement whether or not it agrees on the Reference Year Revenues set out in the Draft Statement. In the event of a disagreement of the Beneficiary with respect to the Draft Statement notified within this period (the "Notice of Non-Acceptance"), then the Procedure for Settlement of Disputes described in Schedule 1 (Procedure for the Settlement of Disputes) shall apply.

(c)
If the Beneficiary is satisfied with the Draft Statement or the Beneficiary fails to send a Notice of Non-Acceptance within the period referred to in Clause 4.2(b), then such Exercise Notice shall constitute the Final Statement for the purposes of this Put Option and the Reference Year Revenues set out in the Exercise Notice shall be final and binding upon the Parties.

5.	DURATION AND PUT OPTION EXERCISE PERIOD

(a)	The Put Option is exercisable only during the Exercise Period.

(b)	The Put Option may be exercised by the Beneficiary at any time during the Exercise Period by sending the Exercise Notice to the Obligor, with a copy to the Company.

(c)	The Exercise Notice shall indicate, as applicable:

(i)	the number of Put Securities for which the Put Option is exercised;

(ii)	the amount of the Reference Year Revenues as determined in the Final Statement (provided that the Final Statement has been validly determined pursuant to the terms of this Put Option);

(iii)	any documents evidencing that a Good Leaver Termination or a Bad Leaver Termination occurred during the period beginning on the Initial Closing Date and ending on the Date of Exercise Notice;

(iv)	the details of the Price calculation pursuant to Clause 4.1 (Price Calculation); and

(v)
any amount owed by the Beneficiary to the Obligor or any Affiliate of the Obligor under the Share Purchase Agreement, which shall be offset or retained, as the case may be, against the Price, as provided under Clause 12.6 of the Share Purchase Agreement.

(d)
Any Exercise Notice shall be made, pursuant to the provisions of Clause 12 (Notices), at any time during the period beginning on [ • ], 2019 (The 4th anniversary of the initial closing date) and ending on [ • ], 2019 (30 days after the 4th anniversary of the initial closing date) (the "Exercise Period"), failing which the Beneficiary shall be deemed to have waived its rights under the Put Option.

(e)
It is explicitly agreed among the Parties that the acquisition of the Put Securities shall be deemed agreed among the Parties only upon sending of the Exercise Notice by the Beneficiary under the conditions set forth in this Put Option.

6.	COMPLETION

(a)
If the Put Option is exercised pursuant to the provisions hereof, the transfer of ownership of the Put Securities in favor of the Obligor shall take place on the date notified by the Beneficiary in the Exercise Notice and which is determined pursuant to Article 8.1 of the Share Purchase Agreement (the "Completion Date").

In the event of a disagreement between the Parties regarding the final determination of the Price including the qualification of a Good/Bad Leaver Termination, the Parties shall proceed with the transfer of ownership of the Put Securities to the Obligor on Completion Date on the basis of a consideration for the acquisition equal to the Minimum Second Tranche Purchase Price multiplied by the MD Participation (i.e. the Price set forth in Clause 4.1(a)(i) above), without prejudice to MD’s right to seek and obtain additional consideration for the sale of the Put Securities under Clause 14 (Governing Law -Disputes) below. The Parties hereby acknowledge that the completion of such transfer shall not operate as a waiver thereof nor preclude any right of the Beneficiary in this respect.

(b)	At the latest on the Completion Date:

(i)
the Beneficiary shall deliver to the Obligor a share transfer order (ordre de mouvement) and a cerfa certificate n°2759 DGI, duly completed and executed, regarding the sale of the Put Securities to the Obligor on the Completion Date, and

(ii)
the Obligor shall pay the Price (less any amount deducted pursuant to Clause 4.1(c)) indicated in the Exercise Notice to the Beneficiary, by wire transfer using the bank account of the Beneficiary that shall have been previously identified to the Obligor.

(c)
The Company shall register the sale of the Put Securities in the shareholders' accounts on the Completion Date, in compliance with the provisions of Article R.228-10 of the French Commercial Code. In the event that the Beneficiary does not complete the transfer of the Put Securities through the delivery of the documents referred to paragraph 6(b)(i) above, it is specifically agreed by the Beneficiary that the mere delivery to the Company of a copy of the Exercise Notice, together with written evidence that the Price indicated in the Exercise Notice has been paid to the Beneficiary, shall be deemed to constitute a notification by the Parties of the transfer of the Put Securities within the meaning of Article R.228-10 of the French Commercial Code, to which the Beneficiary specifically agrees, and the Company shall promptly register the sale of the Put Securities in the shareholders' accounts on the Completion Date. The Company expressly agrees to this mandate given to it by the Parties.

(d)	The Obligor shall be deemed the owner of the Put Securities from the Completion Date with all rights attached thereto, including all dividends voted for and paid after such date.

7.	REPRESENTATIONS AND WARRANTIES

(a)
The Obligor hereby represents and warrants to the Beneficiary that the execution of the Put Option and the performance of its obligations hereunder have been duly authorized and do not, and will not, conflict with or constitute a breach of any law, agreement, or other obligation to which the Obligor is subject and that the Put Option constitutes, and shall constitute, the legal, valid and binding obligation of the Obligor, enforceable against the Obligor in accordance with its terms.

(b)
The Beneficiary declares and guarantees to the Obligor that she is the sole owner of the Put Securities and that, as long as the Put Option is valid, the Put Securities shall not be sold, transferred or encumbered by any proprietary right, put option, privilege, pledge or other security or right restricting their full ownership, possession or transferability, except for rights provided for in the by-laws of the Company, in the Shareholders' Agreement or the Call Options (as such term is defined under the Shareholders’ Agreement) and without prejudice to the right of the Beneficiary to register all or part of the Put Securities in the share saving plan (plan d'épargne en actions).

For the avoidance of doubt, no representations and warranties other than those made by the Beneficiary in Clause 11.1 and Clause 11.2 of the Share Purchase Agreement, shall be made by the Beneficiary to the benefit of the Obligor in respect of the Put Securities or the Company as at Completion Date.

8.	ENFORCEABILITY AND SPECIFIC PERFORMANCE

(a)	The Obligor hereby expressly waives his rights to prevail itself of the provisions of Article 1142 of the French Civil Code with respect to the Put Option.

(b)
Consequently, the Parties expressly agree that, should the Obligor fail to perform his obligations hereunder, the Beneficiary may require the enforcement (exécution forçée) of the Put Option in order to obtain that the sale and delivery of the Put Securities be completed either in accordance with the provisions of paragraph 6(c) or by any other means, including through legal recourse under summary proceedings (en référé), without prejudice to any damages that the Beneficiary may further claim.

9.	SUBSTITUTION PUT OPTION

(a)
This Put Option is exclusively entered into with the Beneficiary and the resulting rights and obligations cannot be reassigned by the Beneficiary without prior written approval from the Obligor, except however to the Beneficiary's heirs who will be in the event of death of the Beneficiary fully substituted in the Beneficiary 's rights and obligations under the Put Option, it being agreed that the Beneficiary shall not have to proceed with the notification required under Article 877 of the French Civil Code.

(b)
At any time during the duration of the Put Option, the Obligor shall have the right to wholly or partially substitute for itself any person of its choice, whether an individual or any entity, company, corporation, group, de facto company, association, partnership, whether or not having a separate legal personality, provided that at all times the Obligor remains jointly and severally (solidairement) liable with such person. The substitution shall be made by giving Notice to the Beneficiary of the exercise of this right and of the identity of the substitute(s).

10.	CONFIDENTIALITY

(a)	The existence, purpose and content of this Put Option are confidential.

(b)
The Parties shall take all appropriate actions to ensure that such confidentiality is preserved. It is agreed that no disclosure or communication of information concerning any provision of the Put Option may be made except with the express agreement of the Parties or in the event of a legal or an administrative obligation imposed on a Party (in which case such Party shall inform the other Party of such obligation prior to such disclosure). Such disclosure or communication shall be within the limit of such consent or obligation. Furthermore, the timing, form and content of any such disclosure or communication must receive prior approval from all Parties.

11.	COSTS

(a)
Except as otherwise specifically agreed herein or among the Parties, each of the Parties shall bear its own fees, costs (including Tax liabilities, subject to Clause 11(b) below) and other expenses that are in any way associated with the negotiation, preparation and implementation of the Put Option.

(b)
It is agreed that the transfer taxes (droits d’enregistrement) relating to the sale of the Put Securities shall be borne by the Obligor up to €20,000 (twenty thousand euros), any remaining amount to be borne by the Beneficiary.

12.	NOTICES

(a)
Except when specifically stipulated as otherwise in this Put Option, any notice, demand, consent, agreement or other communication to be served under the Put Option or referred to therein (a "Notice") will be valid only if made in accordance with the provisions of this Clause 12 (Notices). Any such Notice shall be completed in writing, drafted in English, addressed as provided in Clause 12(b) and served:

(i)	by hand delivery, in which case it shall be deemed to have been given upon delivery to the recipient (as evidenced by the acknowledgement of receipt);

(ii)
by registered letter with acknowledgment of receipt or by an internationally recognized express overnight delivery service, in which case it shall be deemed to have been given on the date of first presentation;

(iii)	by e-mail, in which case it shall be deemed to have been given when despatched subject to confirmation of delivery by a delivery receipt, provided that any Notice despatched after 6:00 p.m. on a Business Day shall be deemed given at the start of the next Business Day.

(b)	Notices shall be sent to the following addresses:

(i)	If to the Beneficiary to:
Name:                Marise Dematté
Address:             174, chemin de la Rocheuse, 34170 Castelnau Le Lez
E-mail address:             md@pure-impression.fr

with a copy to:
Name:                Mrs. Sylvie Amiel
Address:             4 rue de l’Hôtel de Ville, 34000 Montpellier
E-mail address:             s.amiel@amiel-avocat.com

(ii)	If to the Obligor to:
Name:                Vistaprint Italy Srl c/o Vistaprint SARL
Address:             4 Square Edouard VII, 75009 Paris, France
E-mail address:             eteunissen@cimpress.com
Attn:                 Chief Financial Officer, Cimpress

with a copy to:
Name:                Vistaprint USA, Inc
Address:             95 Hayden Avenue, Lexington, MA 02421, USA
E-mail address:             legal.notices@vistaprint.com
Attn:                 General Counsel

(iii)	If to the Company to:
Exagroup
Address:             451 rue de la Mourre, ZAC Fréjorgues Est, 34130 Mauguio
E-mail address:             [• ]
Attn:                 Chairman

with a copy to:
Name:                Vistaprint USA, Inc

Address:             95 Hayden Avenue, Lexington, MA 02421, USA
E-mail address:             legal.notices@vistaprint.com
Attn:                 General Counsel

or to such other addresses as a Party may provide to the other Parties in accordance with this Clause 12.

13.	MISCELLANEOUS
13.1    COOPERATION
The Parties agree to disclose all information and execute and deliver all documents that may be required to ensure the performance of the Put Option or that may be required in accordance with its terms.
13.2    INTERPRETATION

(a)	The recitals and Schedules (as well as any attachment thereto) in this Put Option are incorporated herein by reference and form an integral part hereof.

(b)
Unless the context shall requires otherwise, all references herein to "Clauses", "Paragraphs" and "Schedules" shall be deemed references to clauses, paragraphs and schedules in this Put Option. The descriptive headings to Clauses, Paragraphs and Schedules are inserted for convenience only and shall have no legal effect.

(c)
Except when used with the word "either", the word "or" shall have a disjunctive and not alternative meaning (i.e. where two items or qualities are separated by the word "or", the existence of one item or quality shall not be deemed to be exclusive of the existence of the other, and the word "or" shall be deemed to include the word "and").

(d)	Whenever used in this Put Option the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".

(e)
Whenever used in this Put Option the words "hereof", "herein" and similar words shall be construed as references to this Put Option as a whole and not just to the particular Section or subsection in which the reference appears.

(f)
The provisions of Articles 640 to 642 of the French Code of Civil Procedure shall be applied to calculate any period of time under this Put Option, provided that the references in Article 642 to "un jour férié ou chômé" and "premier jour ouvrable" shall be interpreted by reference to the definition of "Business Day" appearing herein.

13.3    AMENDMENT - WAIVER

(a)	No terms of this Put Option may be altered, modified, amended or supplemented, or terminated except by an instrument in writing duly signed by all Parties.

(b)
A waiver of any term, provision or condition of, or consent granted under, this Put Option shall be effective only if given in writing and signed by the waiving or consenting Party, and then only in the instance and for the purpose for which it is given.

(c)
No failure or delay on the part of any Party in exercising any right under this Put Option shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right except as specifically set forth herein.

(d)	No breach by any Party of any provision of this Put Option shall be waived or discharged except with the express written consent of the other Parties.
13.4    INVALIDITY - AGREEMENT TO PREVAIL

(a)
If any term or provision herein is held to be void, unenforceable, invalid, illegal or inapplicable, the legality, enforceability, validity and applicability of the other provisions of the Put Option shall not be affected nor impaired thereby. In such a case the Parties shall negotiate in good faith a lawful substitute provision to replace the void, unenforceable, invalid, illegal or inapplicable term or provision that shall be consistent with the intent and object of the original provision.

(b)
This Put Option (including the Schedules hereto and the documents referred to herein) constitutes the entire agreement among the Parties and supersedes all prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they have related in any way to the subject matter hereof.

14.	GOVERNING LAW - DISPUTES

(a)	This Put Option and any contractual or non-contractual obligation arising out of or in connection with this Put Option shall be governed by, and construed in accordance with, French law.

(b)
All Disputes shall be referred to and finally settled by arbitration under the then existing Arbitration Rules of the International Chamber of Commerce, which are deemed to be incorporated by reference into this Put Option, by three (3) arbitrators appointed in accordance with the said Rules. The place of arbitration shall be Paris, France. The language of the arbitration proceedings shall be English.

(c)
For the purposes of this Clause, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Put Option, including a dispute regarding the existence, formation, validity, interpretation, performance or termination of this Put Option or the consequences of its nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Put Option.

Signed below in [ • ], on the date specified above, in three (3) originals.

The Beneficiary MARISE Dematté ___________________________	The Obligor VISTAPRINT ITALY SRL ___________________________ By : [ • ]
In the presence of the Company Exagroup ___________________________ By : [ • ]

SCHEDULE 1
Procedure for the Settlement of Disputes

1.	Notice of Non-Acceptance

(a)
In the event that the Beneficiary has sent a Notice of Non-Acceptance within the period referred to in paragraph 4.2(b) then the Beneficiary shall set out in the Notice of Non-Acceptance, in reasonable details and with supporting documentation, those items of the Draft Statement on which she disagrees (the "Disputed Items"), the reasons for such disagreement and the adjustments that, in their opinion, should be made to the Disputed Items.

(b)	All items which are not specifically disputed in the Notice of Non-Acceptance in compliance with the preceding provisions shall be deemed agreed upon the Parties.

(c)
The Beneficiary, the Obligor and their respective accountants shall discuss in good faith the objections of the Beneficiary on the Disputed Items and shall use their reasonable endeavors to reach an agreement on such Disputed Items, within fifteen (15) Business Days of the Notice of Non-Acceptance (or any other date as the Beneficiary and the Obligor may agree in writing).

2.	Failure to Agree on the Purchase Price

(a)
If the Beneficiary and the Obligor do not reach an agreement on the Draft Statement within the period referred to in Clause 1.1.1(c) above, then the Disputed Items (and only those) shall be referred, on the application of either the Beneficiary or the Obligor, for determination to Deloitte Finance SAS.

(b)
If Deloitte Finance SAS (or any of its successor(s) appointed in accordance with the procedure set out hereafter) refuses, or is unable to carry out its mission hereunder, then the Beneficiary and the Obligor shall use all reasonable endeavors to agree on the appointment of another independent firm of internationally recognized chartered accountants. Failing an agreement among the Beneficiary and the Obligor on such designation within ten (10) Business Days, any of them may request the President of the Commercial Court of Paris ruling under the form of summary proceedings without recourse (statuant en la forme des référés et sans recours possible) to appoint an independent firm of internationally recognized chartered accountants.

(c)	Deloitte Finance SAS or its successor appointed in accordance with the procedure set out in paragraph (b) above shall be referred to herein as the "Expert".

(d)	The Parties hereby waive any rights to challenge the general conditions of the engagement of the Expert.

3.	Procedures applicable to the determination of the Second Tranche Purchase Price by the Expert

(a)
Following appointment of the Expert, the Beneficiary, the Obligor and their respective Accountant shall each promptly (and in any event within such time frame as reasonably enables the Expert to make its decision in accordance with the period set forth in paragraph (d) below) prepare and deliver to the Expert a written statement on the Disputed Items (together with the relevant documents including (i) the Notice of Non-Acceptance and (ii) the 2017 Consolidated Accounts and (iii) the Draft Statement.

(b)	The mission of the Expert shall be limited to the review and resolution of the Disputed Items based solely upon the elements presented by the Parties and not by independent review. In determining each Disputed Item, the Expert may not assign value to such Disputed Item greater than the greater value allowed to such Item by either the Beneficiary or the Obligor or lesser than the lower value allowed to such Item by either of the Beneficiary or the Obligor.

(c)	The Expert shall act as pursuant to the provisions of Clause 1592 of the French Civil Code and its decision shall be final and binding on the Parties.

(d)
The Expert shall make its decision after due hearings of the Beneficiary, the Obligor and their respective accountants. The Expert shall make its best efforts to give its decision within forty-five (45) Business Days of acceptance by the Expert of its appointment hereunder.

(e)
The decision of the Expert shall be founded and the Expert shall provide the Beneficiary and the Obligor with the Final Statement which shall state the amounts of the Reference Year Revenues and specify in reasonable details what adjustments, if any, have been made to the Draft Statement in respect of the Disputed Items.

(f)
The fees and expenses of the Expert shall be borne by the Parties in such proportions as shall be decided by the Expert, who shall base its decision upon the relative extent to which the Parties’ respective positions are upheld in the final determination of the Expert or, in the absence of such determination, equally between the Beneficiary, on one hand, and the Obligor, on the other hand.